Exhibit 1.6

AMENDMENT AND TERMINATION OF BROKER-DEALER AGREEMENT

This Amendment and Termination of Broker-Dealer Agreement ("Amendment") amends and terminates that certain Broker-Dealer Agreement ("Agreement") by and between Dalmore Group, LLC, a New York limited liability company ("Dalmore") and Spirits Capital Corporation, a Delaware corporation ("Client"). Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

In consideration of the mutual promises and covenants contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Client hereby agrees to pay to Dalmore a tail fee ("Tail Fee") solely as to the Client's Reg A Plus Offering (File No. 024-12312), originally filed August 10, 2023 ("Offering"), equal to 1% of the aggregate amount raised by client in the Offering through July 7, 2024. Amounts raised in the Offering after July 7, 2024 are not subject to this Amendment.
2. Other than the Tail Fee, Client owes no further obligations to Dalmore pursuant to the Agreement.
3. The Parties hereby agree that the Agreement, as modified by this Amendment, is terminated as of the date hereof.

The Parties have caused this Amendment and Termination of Broker-Dealer Agreement to be executed by their respective authorized parties on this 16th day of October, 2023.

Spirits Capital Corporation

DocuSigned by:
Todd Sanders
96B0A1916DFD461...

By: Todd Sanders
Its: CEO

Dalmore Group, LLC

DocuSigned by:
CB1844BE304A4B8...

By: Etan Butler
Its: Chairman